      As filed with the Securities and Exchange Commission on November 29, 1996

                                                     Registration No. 333-04697
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ______________________________

                                Amendment No. 1
                                       to

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         _____________________________

                          HOLLINGER INTERNATIONAL INC.
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                95-3518892
         (State or other jurisdiction                   (I.R.S. Employer
       of incorporation or organization)               Identification No.)

                            401 NORTH WABASH AVENUE
                            CHICAGO, ILLINOIS 60611
                                 (312) 321-3000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ______________________________


                               KENNETH L. SEROTA
                        VICE PRESIDENT--LAW AND FINANCE
                                  AND SECRETARY
                          HOLLINGER INTERNATIONAL INC.
                            401 NORTH WABASH AVENUE
                            CHICAGO, ILLINOIS 60611
                                 (312) 321-2299
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ______________________________


                                    Copy to:

                               MICHAEL C. MCLEAN
                           KIRKPATRICK & LOCKHART LLP
                              1500 OLIVER BUILDING
                      PITTSBURGH, PENNSYLVANIA 15222-2312
                                 (412) 355-6458

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this registration statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                       ---------------------------------

                   CALCULATION OF ADDITIONAL REGISTRATION FEE

===============================================================================================================
     TITLE OF EACH
       CLASS OF                                PROPOSED MAXIMUM      PROPOSED MAXIMUM
   SECURITIES TO BE        AMOUNT TO BE       OFFERING PRICE PER    AGGREGATE OFFERING     AMOUNT OF ADDITIONAL
      REGISTERED          REGISTERED (1)           SHARE (2)             PRICE (2)         REGISTRATION FEE (1)
---------------------------------------------------------------------------------------------------------------
  Class A Common
  Stock, par value
  $.01 per
  share.....              14,990,000 shares             $10.625              $159,268,750          $48,264
==============================================================================================================

(1) This registration statement was originally filed on May 29, 1996 covering 33,610,754 shares of Class A Common Stock. A registration fee of $140,528 was paid in connection with the filing of this registration statement on May 29, 1996 with respect to those 33,610,754 shares of Class A Common Stock. An additional 14,990,000 shares of Class A Common Stock are being registered hereby and an additional registration fee with respect to such 14,990,000 shares of Class A Common Stock is being paid.

(2) Estimated solely for the purpose of calculating the registration fee. Computed in accordance with Rule 457(c) on the basis of the average of the high and low sales prices for the Class A Common Stock on November 21, 1996 as reported on the New York Stock Exchange Composite Tape.

                       ---------------------------------


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED NOVEMBER 29, 1996


                               48,600,754 SHARES

                          HOLLINGER INTERNATIONAL INC.

                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                             _____________________

  This prospectus provides for the offering by certain Canadian bank lenders (the Pledgees, as more fully defined below) of up to an aggregate of 48,600,754 shares (the "Pledged Shares") of the Class A Common Stock, par value $.01 per share ("Class A Common Stock"), of Hollinger International Inc. (the "Company") owned by Hollinger Inc. ("Hollinger Inc."), a Canadian corporation and the parent corporation of the Company, which Pledged Shares may in the future be owned of record by such Pledgees subject to the terms of the pledge arrangements. See "Terms of the Pledge Arrangements" below.

  Of the Pledged Shares, 33,610,754 of such shares (the "Outstanding Pledged Shares") were acquired by Hollinger Inc. on October 13, 1995 pursuant to the terms of a Share Exchange Agreement dated as of July 19, 1995 (the "Share Exchange Agreement") entered into between Hollinger Inc. and the Company as part of the corporate reorganization of the international newspaper operations of the Company and Hollinger Inc. (the "Reorganization"). See "Background--Hollinger Inc." The remaining 14,990,000 of the Pledged Shares (the "Conversion Pledged Shares") are the shares of Class A Common Stock into which all of the outstanding shares of the Company's Class B Common Stock, par value $.01 per share ("Class B Common Stock," and together with Class A Common Stock, "Common Stock"), all owned by Hollinger Inc., would be automatically converted into, pursuant to the terms of the Company's Restated Certificate of Incorporation, as amended, upon transfer of such shares of Class B Common Stock to the Pledgees. See "Risk Factors--Control by Hollinger Inc.," "Background--Hollinger Inc.," and "Background--Pledges."

  The Outstanding Pledged Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the terms of a Registration Rights Agreement dated February 29, 1996, as amended on May 24, 1996 (the "Registration Rights Agreement"), described under "Background--Pledges." The Conversion Pledged Shares are being registered under the Securities Act pursuant to the terms of agreements among the Company, Hollinger Inc. and CIBC, including, without limitation, the terms of the CIBC Letter Agreement dated October 13, 1995, as amended on May 24, 1996 (the "CIBC Letter Agreement"), as described under "Background--Pledges."


  UNTIL SUCH TIME AS THE PLEDGEES HAVE FORECLOSED UPON THE OUTSTANDING PLEDGED SHARES AND THE CLASS B COMMON STOCK IN ACCORDANCE WITH THE PLEDGES, THE TERMS OF THE HOLLINGER INC. INDEBTEDNESS (AS DEFINED BELOW) AND APPLICABLE LAW, AND RECORD OWNERSHIP OF THE PLEDGED SHARES HAS BEEN TRANSFERRED FROM HOLLINGER INC. TO THE PLEDGEES, NO PLEDGED SHARES WILL BE SOLD PURSUANT TO THIS PROSPECTUS.


  TERMS OF PLEDGE ARRANGEMENTS. Pursuant to the terms of the Hypothecation of Specific Securities dated October 13, 1995 (the "Hypothecation") by Hollinger Inc. in favor of the Canadian Imperial Bank of Commerce ("CIBC"), Hollinger Inc. pledged the Outstanding Pledged Shares, the Class B Common Stock and certain other securities of the Company held by Hollinger Inc. to CIBC as collateral security for all present and future obligations of Hollinger Inc. and certain affiliated companies under a demand operating facility and a revolving debt facility (together, the "CIBC Facility"). See "Background--Pledges."



  Hollinger Inc. subsequently transferred, subject to the Hypothecation, beneficial ownership of 7,539,028 of the Outstanding Pledged Shares to 3184081 Canada Limited, a wholly owned subsidiary of Hollinger Inc. ("Canada Limited"), and registered and beneficial ownership of 15,950,000 of the Outstanding Pledged Shares and all of the Class B Common Stock to 1159670 Ontario Limited, an indirect wholly owned subsidiary of Hollinger Inc. ("Ontario Limited"). Canada Limited has since been continued under the laws of New Brunswick with the name 503264 N.B. Inc. ("N.B. Inc."). As used in this Prospectus, unless the context otherwise requires, "Hollinger Inc." refers to Hollinger Inc. and its direct and indirect wholly owned subsidiaries, including but not limited to N.B. Inc., (formerly named 3184081 Canada Limited) and Ontario Limited.



  Pursuant to the terms of a Securities Pledge Agreement dated February 29, 1996 (the "Securities Pledge Agreement"), Ontario Limited has pledged the 15,950,000 Outstanding Pledged Shares held by it (the "Ontario Limited Shares") as collateral security for its obligations under a Cdn.$90,000,000 Credit Agreement dated as of February 29, 1996 (as amended, supplemented, restated or replaced from time to time, the "Ontario Limited Credit Agreement") among Ontario Limited, Hollinger Inc., CIBC, as agent for the Lenders, and CIBC, The Toronto-Dominion Bank and The Bank of Nova Scotia (collectively, the "Lenders"). As used in this Prospectus, unless the context otherwise requires, "Pledgees" refers to (i) CIBC as agent under the Ontario Limited Credit Agreement and the Securities Pledge Agreement, (ii) CIBC in its own capacity under the Hypothecation and the CIBC Facility and (iii) CIBC as agent under the N.B. Inc. Guarantees (as defined below), the N.B. Inc. Securities Pledge Agreements (as defined below), the Ontario Limited Guarantees (as defined below) and the Ontario Limited Securities Pledge Agreements (as defined below).



  Pursuant to the terms of a Securities Pledge Agreement dated May 24, 1996, a second Securities Pledge Agreement dated as of July 17, 1996 to reflect the syndication on July 17, 1996 of the Southam Facility (as defined below) equally between CIBC and The Bank of Nova Scotia and a third Securities Pledge Agreement dated as of November 15, 1996 to reflect the continuance of Canada Limited in New Brunswick as N.B. Inc. (the "N.B. Inc. Securities Pledge Agreements"), N.B. Inc. has pledged the 7,539,028 Outstanding Pledged Shares held by it (the "N.B. Inc. Shares") as collateral security for its obligations to CIBC and The Bank of Nova Scotia under a Guarantee of the Southam Facility dated as of May 24, 1996, a second Guarantee dated as of July 17, 1996 to reflect the syndication of the Southam Facility equally between CIBC and The Bank of Nova Scotia and a third Guarantee of the Southam Facility dated as of November 15, 1996 to reflect the continuance of Canada Limited in New Brunswick as N.B. Inc. (the "N.B. Inc. Guarantees"). The maturity date of the Southam Facility has been extended to February 28, 1997 or earlier upon the occurrence of certain events (as more fully described below). See "Background--Southam."



  Pursuant to the terms of a Securities Pledge Agreement dated as of May 24, 1996, and a second Securities Pledge Agreement dated as of July 17, 1996 to reflect the syndication on July 17, 1996 of the Southam Facility equally between CIBC and The Bank of Nova Scotia (the "Ontario Limited Securities Pledge Agreements"), Ontario Limited has pledged the Class B Common Stock as collateral security for its obligations to CIBC and The Bank of Nova Scotia under a Guarantee of the Southam Facility dated as of May 24, 1996, and a second Guarantee dated as of July 17, 1996 to reflect the syndication of the Southam Facility equally between CIBC and The Bank of Nova Scotia (the "Ontario Limited Guarantees"). The maturity date of the Southam Facility has been extended to February 28, 1997 or earlier upon the occurrence of certain events (as more fully described below). See "Background--Southam."



  As used in this Prospectus, the "Southam Facility" means the Cdn.$300 million bank credit facility established pursuant to a credit commitment agreement titled "Summary of Terms and Conditions" dated May 24, 1996 among the Company, Hollinger Inc. and CIBC, as supplemented by an assignment agreement dated as of July 17, 1996 among the Company, CIBC and The Bank of Nova Scotia, as replaced by a credit agreement dated as of November 15, 1996 among CIBC as agent, CIBC, The Bank of Nova Scotia, the Company, Hollinger Inc., Ontario Limited, N.B. Inc., 3230767 Canada Limited and Hollinger Eastern Publishing Inc. as amended, supplemented, restated or replaced from time to time.

  In addition to the Pledges, Hollinger Inc. may pledge the Outstanding Pledged Shares and the Class B Common Stock, subject to the Pledges and/or upon release from one or more of the Pledges, to secure other present or future indebtedness of Hollinger Inc. ("Other Indebtedness") to one or more of the Pledgees or to parties other than the Pledgees. As used in this Prospectus, unless the context otherwise requires: (i) "Pledges" refers to the Pledges, any additional pledges of the Pledged Shares to the Pledgees or other parties as described above; (ii) "Hollinger Inc. Indebtedness" refers to the CIBC Facility, the Ontario Limited Credit Agreement, the N.B. Inc. Guarantees, the Ontario Limited Guarantees and Other Indebtedness, so long as such indebtedness continues to be collateralized by a pledge of the Pledged Securities ("See Background--Pledges"); and (iii) "Pledgees" refers to both the Pledgees and any additional pledgees.


  MANNER OF SALE OF PLEDGED SHARES. Upon a default by Hollinger Inc. under Hollinger Inc. Indebtedness and a foreclosure upon the Outstanding Pledged Shares and/or the Class B Common Stock by one or more Pledgees in accordance with the Pledges, the terms of the Hollinger Inc. Indebtedness and applicable law (a "Foreclosure"), such resulting Pledged Shares may be offered or sold by or for the account of the Pledgees, or their transferees, from time to time or at one time, at prices and on terms to be determined at the time of sale, to purchasers directly or by or through brokers, dealers, underwriters or agents who may receive compensation in the form of discounts, commissions or concessions. The Pledgees, or their transferees, and any brokers, dealers, underwriters or agents that participate in the distribution of the Pledged Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any discounts, concessions and commissions received by any such broker, dealer, underwriter or agent may be deemed to be underwriting commissions or discounts under the Securities Act. The Company will not receive any of the proceeds from any sale of the Pledged Shares that may be offered hereby. See "Use of Proceeds," "Background -- Pledges" and "Plan of Distribution."


  The Class A Common Stock is listed on the New York Stock Exchange (the "NYSE") and traded under the symbol "HLR." The last sale price of the Class A Common Stock as reported on the NYSE Composite Tape on November 27, 1996 was $11.00 per share.

                             _____________________


  SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.


                             _____________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             _____________________



             The date of this Prospectus is [date].

                             AVAILABLE INFORMATION


  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy solicitation materials and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy solicitation materials and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. The Class A Common Stock is listed on the NYSE. Such reports, proxy solicitation materials and other information can also be inspected and copied at the NYSE at 20 Broad Street, New York, New York 10005.


  The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the offering made hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. as set forth above. For further information, reference is hereby made to the Registration Statement, including the exhibits filed as a part thereof or otherwise incorporated herein. Statements made in this Prospectus as to the contents of any documents referred to are not necessarily complete, and in each instance reference is made to such exhibit for a more complete description and each such statement is modified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission (File No. 0-24004) pursuant to the Exchange Act are incorporated herein by reference:

  1. the Company's Annual Report on Form 10-K for the year ended December 31, 1995;


  2. the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;


  3. the Company's Current Reports on Form 8-K dated February 7, 1996, April 24, 1996 and August 7, 1996; and

  4. the description of the Class A Common Stock contained in the Company's Registration Statement on Form 8-A, as the same may be amended.

  All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Hollinger International Inc., 401 North Wabash Avenue, Chicago, Illinois 60611,
Attention:  Secretary, telephone number (312) 321-2299.

                                  THE COMPANY


  The Company, through subsidiaries and affiliated companies, is a leading publisher of English-language newspapers in the United States, the United Kingdom, Australia, Canada and Israel. Included among the 145 paid daily newspapers which the Company owns or has an interest are the Chicago Sun-Times and The Daily Telegraph. These 145 newspapers have a world-wide daily combined circulation of approximately 4,530,000 (including 2,230,000 attributable to the publications in which the Company has a minority equity interest). In addition, the Company owns or has an interest in 405 non-daily newspapers as well as magazines and other publications. The Company's strategy is to achieve growth through acquisitions and improvements in the cash flow and profitability of its newspapers, principally through cost reductions. Since the Company's formation in 1986, the existing senior management team has acquired over 404 newspapers and related publications in the United States, Telegraph Group Limited in the United Kingdom and the Jerusalem Post in Israel, and has made significant investments in newspapers in Australia and Canada.


  The Company was incorporated in the State of Delaware on December 28, 1990 and its executive offices are located at 401 North Wabash Avenue, Chicago, Illinois 60611, telephone number (312) 321-3000. References herein to the Company refer to Hollinger International Inc. and its subsidiaries, unless the context requires otherwise.

                                  RISK FACTORS


  Prospective investors should carefully consider the following factors relating to the business of the Company, together with the other factors, information and financial data included or incorporated by reference in this Prospectus, or in any Prospectus Supplement, before acquiring any of the Pledged Shares that may be offered hereby.


INTERNATIONAL HOLDING COMPANY STRUCTURE


  The Company is an international holding company and its assets consist solely of investments in its subsidiaries and affiliated companies. As a result, the Company's ability to meet its future financial obligations is dependent upon the availability of cash flows from its United States and foreign subsidiaries and affiliated companies (subject to applicable withholding taxes) through dividends, intercompany advances, management fees and other payments. Similarly, the Company's ability to pay dividends on its Common Stock, its preferred stock or its Preferred Redeemable Increased Dividend Equity Security PRIDES(SM) ("PRIDES") will be limited as a result of its dependence upon the distribution of earnings of its subsidiaries and affiliated companies. The Company's subsidiaries and affiliated companies are under no obligation to pay dividends and, in the case of Hollinger International Publishing Inc., a Delaware corporation and a wholly owned subsidiary of the Company through which the Company holds all the shares of its other subsidiaries ("Publishing"), and its principal United States and foreign subsidiaries, are subject to statutory restrictions and restrictions in debt agreements that may limit their ability to pay dividends. See "Restrictions in Debt Agreements" below. Substantially all of the shares of the subsidiaries of the Company have been pledged to lenders of the Company. The Company's and Hollinger Inc.'s combined interests in Southam Inc. ("Southam") are pledged to lenders of the Company and Hollinger Inc. The Company's right to participate in the distribution of assets of any subsidiary or affiliated company upon its liquidation or reorganization will be subject to the prior claims of the creditors of such subsidiary or affiliated company, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against such subsidiary or affiliated company.


GROWTH STRATEGY


  The Company's strategy is to achieve growth through acquisitions and improvements in the cash flow and profitability of its newspapers, principally through cost reductions. The Company's growth strategy presents risks inherent in assessing the value, strengths and weaknesses of acquisition opportunities, in evaluating the costs of new growth opportunities at existing operations and in managing the numerous publications it has acquired and improving their operating efficiency. While the Company believes that there are significant numbers of potential acquisition candidates, the Company is unable to predict the number or timing of future acquisition opportunities or whether any such opportunities will meet the Company's acquisition criteria or, if such acquisitions occur, whether the Company will be able to achieve improved operating efficiencies or enhanced profitability. Accordingly, there can be no assurance that the Company will continue to experience the rate of growth that it has had in the past. In addition, the Company's acquisition strategy is largely dependent on the Company's ability to obtain additional debt or other financing on acceptable terms. See "Restrictions in Debt Agreements", "Other Restrictive Arrangements" and "Substantial Leverage" below.



SUBSTANTIAL LEVERAGE

  The Company and its subsidiaries have substantial leverage and have substantial debt service obligations, as well as obligations under the Series A Convertible Redeemable Preferred Stock, par value $.01 per share ("Series A Preferred Stock") of the Company (which is convertible into shares of Class A Common Stock), the PRIDES, which each represent one-half share of Series B Convertible Preferred Stock, par value $.01 per share of the Company ("Series B Preferred Stock") (which is convertible into shares of Class A Common Stock), and the redeemable preferred shares of its subsidiaries. The instruments governing the terms of the principal indebtedness and redeemable preferred stock of the Company and its principal United States and foreign subsidiaries contain various covenants, events of default and other provisions that could limit the financial flexibility of the Company, including the payment of dividends with respect to outstanding Common Stock and Preferred Stock and the implementation of its growth strategy. A substantial portion of the obligations of the Company and its subsidiaries become due within six months (unless refinanced or extended), including the Company's Southam Facility which is secured by Hollinger Inc.'s guarantees pursuant to which the N.B. Inc. Shares and the Shares of Class B Common Stock, among other Securities, have been pledged. As of September 30, 1996, the Company's total short-term debt was $587.3 million. At September 30, 1996, the amount outstanding under the Southam Facility was approximately $155.9 million. The Southam Facility is guaranteed by Hollinger Inc. and matures on February 28, 1997 or earlier upon the occurrence of certian events, namely (i) one banking day prior to the maturity date of the Amended and Restated Credit Agreement dated May 30, 1996, as amended (the "Publishing Credit Facility") among Publishing and certain lenders, which is currently scheduled to mature on February 7, 1997; (ii) one banking day prior to the maturity date of the Credit Agreement dated May 30, 1996, as amended (the "First DT Credit Agreement") among FDTH and certian lenders, which is currently scheduled to mature on February 7, 1997; or (iii) the closing date of any equity issue, debt financing, public or private placement or high yield financing completed by the Company or any of its subsidiaries or by Hollinger Inc. or certain of its Canadian subsidiaries. All net proceeds of any financing referred to in (iii) above, must be applied as a permanent prepayment of the Southam Facility. Unless extended, the First DT Credit Agreement matures on February 7, 1997, under which $306.9 million is currently outstanding, and the Publishing Credit Facility also matures on February 7, 1997, under which $130.0 million is currently outstanding.



  The substantial leveraged position of the Company could make it vulnerable to a downturn in the operating performance of its business or a downturn in economic conditions and could have the following consequences: (i) the Company's ability to obtain additional debt financing on attractive terms for corporate or other purposes, including the financing of future acquisitions, may be limited;
(ii) the funds available to the Company for its operations and for dividends on its Common Stock and its PRIDES may be reduced as a result of the use of an increased portion of available cash flow to pay debt service; (iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which could result in higher interest expenses in the event of increases in interest rates; and (iv) such indebtedness and outstanding redeemable preferred stock contain financial and restrictive covenants (including certain change of control provisions related to Hollinger Inc.'s control of the Company discussed below), the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. See "Restrictions in Debt Agreements" and "Other Restrictive Arrangements" below.


  In addition, the instruments governing the terms of the principal indebtedness of the Company and its principal United States and foreign subsidiaries contain customary events of default, including, without limitation, certain "change of control" provisions. Generally, a "change of control" is defined in the instruments governing the terms of the principal indebtedness of the Company and its principal United States and foreign subsidiaries to include, without limitation, any person other than Conrad M. Black beneficially owning voting stock representing more than 50% of the total voting power of the Company. A Foreclosure could result in the triggering of these "change of control" event of default provisions. See "Risk Factors--Control by Hollinger Inc." and "Background--Pledges."

RESTRICTIONS IN DEBT AGREEMENTS


  The instruments governing the terms of the principal indebtedness and redeemable preferred stock of the Company and its principal subsidiaries contain various covenants, events of default and other provisions that could limit the flexibility of the Company. Such provisions include requirements to maintain compliance with certain financial ratios, limitations on the ability of the Company and certain of its subsidiaries to make acquisitions or investments without the consent of the lenders and limitations on the ability of the Company's principal subsidiaries to incur indebtedness, make dividend and other payments to the Company and take certain other actions. In addition, such indebtedness is secured by, among other things, pledges of the stock of the Company's principal subsidiaries.



  The amount available for the payment of dividends by the Company at any time is a function of (i) restrictions in agreements binding the Company limiting its ability to pay dividends and (ii) restrictions in agreements binding the Company's subsidiaries limiting their ability to pay dividends to the Company. The Southam Facility, among other things, limits dividends on the Company's Class A Common Stock and Class B Common Stock to their current levels and on the Company's Series A Preferred Stock and PRIDES in accordance with their existing terms. In addition, certain agreements binding subsidiaries of the Company, including Publishing, American Publishing (1991) Inc. and FDTH, contain provisions that limit their respective abilities to pay dividends to the Company.


OTHER RESTRICTIVE ARRANGEMENTS


  The Company's equity interests in The Telegraph and Fairfax are currently held through intermediate English holding companies, DT Holdings Limited ("DTH") and First DT Holdings Limited ("FDTH"), and the Company's and Hollinger Inc.'s combined equity interests in Southam are currently held through a new Canadian holding Company and The Telegraph. DTH and FDTH have outstanding preference shares held by persons other than the Company and its affiliates (the "DTH Preference Shares," the "FDTH Preference Shares," and, collectively, the "DTH and FDTH Preference Shares") which require the payment of quarterly dividends with a current effective dividend cost of 5.5% per annum (after giving effect to certain interest rate and currency exchange agreements). In addition, DTH owns all 165,000,000 non-cumulative redeemable preference shares of L1 per share issued by FDTH and 23,801,420 non-cumulative redeemable preference shares of Cdn.$1 per share issued by FDTH which were transferred by Hollinger Inc. to DTH pursuant to the HTH/FDTH Share Exchange Agreement dated July 19, 1995 (the "HTH/FDTH Share Exchange Agreement"). All of the outstanding DTH Preference Shares are held by unrelated parties and a portion of the outstanding FDTH Preference Shares are held by unrelated third parties, with an aggregate redemption price of approximately $221.2 million.



  On December 29, 1995, DTH transferred all outstanding FDTH Preference Shares which it then held (with an aggregate redemption amount of Cdn.$140 million) to a wholly owned English subsidiary ("Argsub") of Argus Corporation Limited ("Argus"), a Canadian corporation all the voting stock of which is indirectly owned or controlled by Mr. Black (See "Risk Factors--Control by Hollinger Inc."), in exchange for newly issued preference shares (with an aggregate redemption amount of Cdn.$140 million) of such English subsidiary. Such preference shares have terms substantially identical to those of the FDTH Preference Shares and constitute the entire issued and outstanding preference share capital of such subsidiary. The transaction was structured to eliminate economic gain or loss to Argus and Argsub on the preference shares. Argus owns directly and indirectly approximately 31.3% of the common shares of Hollinger Inc.

  On September 30, 1996, FDTH issued 600 Fourth Preference Shares, Series 1996 of FDTH (with an aggregate redemption amount of $300 million) to Argsub in exchange for 600 newly issued Second Preference Shares, Series 1996 of Argsub (with an aggregate redemption amount of $300 million). The newly issued Second Preference Shares, Series 1996 of Argsub have terms substantially identical to those of the newly issued Fourth Preference Shares Series 1996 of FDTH for which they were exchanged and constitute, together with the preference shares issued by Argsub to DTH on December 29, 1995, the entire issued and outstanding preference share capital of Argsub. The preference shares issued by Argsub on December 29, 1995 differ from the newly issued Second Preference Shares, Series 1996 in that the former are redeemable by the holder while the latter are not and the latter carry a fixed, rather than a variable, dividend rate. These transactions were structured to eliminate economic gain or loss to Argus and Argsub on the preference shares. The issuance of additional preference shares by FDTH to Argsub may occur prior to the redemption or repayment of outstanding FDTH preference shares. Argsub owns directly and indirectly approximately 31.3% of the common shares of Hollinger Inc.

  The DTH Preference Shares are redeemable at the option of the holder at any time on four days' notice at a redemption price discounted in accordance with an agreed formula, and the FDTH Preference Shares and the DTH Preference Shares are redeemable by the issuer or the holders on the fifth anniversary of their issuance (May or June 1997, respectively), each five year anniversary thereafter and at other prescribed times and in prescribed circumstances, including where the consolidated debt of Hollinger Inc. is more than two times its consolidated equity (the "Debt to Equity Ratio"). The Debt to Equity Ratio is affected by, among other things, Hollinger Inc.'s consolidated results of operations, as well as changes in the levels of consolidated debt of Hollinger Inc. and its subsidiaries, including the Company. Accordingly, there can be no assurance that Hollinger Inc. will be in compliance with the Debt to Equity Ratio as of any future date. The Company has been informed by Hollinger Inc. that, based on preliminary calculations as of September 30, 1996, Hollinger Inc. believes that it is in Compliance with the Debt to Equity Ratio at September 30, 1996. There can be no assurance, however, that Hollinger Inc. will remain in compliance with the Debt to Equity Ratio or that in the event of non-compliance that holders of the DTH or FDTH Preference Shares will not exercise their retraction rights against DTH or FDTH or Hollinger Inc. pursuant to contractual arrangements with the holders under which Hollinger Inc. has agreed to purchase the DTH and FDTH Preference Shares. In the event Hollinger Inc. is required to purchase any DTH and FDTH Preference Shares under these circumstances, Hollinger Inc. shall have the right, following written notice, to require the Company to purchase such shares at the then retraction price.



  Hollinger Inc. has indemnified the holders of the DTH and FDTH Preference Shares and agreed to purchase these preference shares if DTH or FDTH fails to pay the full amount of dividends or redemption prices on such shares and in certain other events. The Company has entered into an agreement to compensate Hollinger Inc. for any payments made by Hollinger Inc. to holders of the DTH and FDTH Preference Shares and to purchase any DTH and FDTH Preference Shares which Hollinger Inc. is required to purchase in accordance with the terms thereof. The timing of any such payments by the Company to Hollinger Inc. will be determined by Hollinger Inc.



  Substantially all of the Company's indirect 19.5% equity interest in Southam is currenlty held through Hollinger-Telegraph Holdings Inc. ("HTH") (18.9%), a Canadian corporation which is jointly owned by FDTH and The Telegraph. The balance of the Company's indirect interest in Southam is owned directly by FDTH (0.3%) and The Telegraph (0.3%). The 21.5% equity interest in Southam formerly held by Power Corporation is held by Hollinger Eastern Publishing Inc. ("Hollinger Eastern"), a Canadian corporation in which the Company holds all outstanding non-voting common shares, one-half of the outstanding voting preference shares and Cdn.$30 million in non-voting preference shares, and Hollinger Inc. holds the remaining one-half of the voting preference shares. The shares representing FDTH's one-half interest in HTH are subject to a pledge securing certain Hollinger Inc. debentures in the principal amount of Cdn.$125 million due November 1, 1998 (the "Southam-Linked Debentures"). In the event Hollinger Inc. does not deliver clear legal title to such HTH shares on or prior to April 1, 1999, or upon demand by FDTH, approximately one-half of the Company's indirect equity interest in Southam would be subject to the rights of the holders of the Southam-Linked Debentures. For information concerning a planned reorganization of the interests of the Company and Hollinger Inc. in Southam, see "Background--Southam."

CONTROL BY HOLLINGER INC.

  Hollinger Inc. owns the Outstanding Pledged Shares and all of the Class B Common Stock, constituting approximately 57.4% of the combined equity interest in the Company and approximately 83.6% of the combined voting power of the outstanding Common Stock (without giving effect to the issuance of shares of Class A Common Stock upon conversion of the Series A Preferred Stock or in connection with the PRIDES), and 46.1% and 76.4%, respectively, upon the issuance of up to approximately 20,700,000 shares of Class A Common Stock in connection with the PRIDES (without giving effect to the issuance of shares of Class A Common Stock upon conversion of the Series A Preferred Stock).

  As a result, Hollinger Inc. is in a position to control the outcome of substantially all actions requiring stockholder approval, including the election of the entire Board of Directors. The retention by Hollinger Inc. of securities representing more than 50% of the voting power of the Company's outstanding Common Stock will preclude any acquisition of control of the Company not favored by Hollinger Inc. Subject to the fiduciary responsibilities of the directors of the Company to all stockholders and the terms of agreements defining the ongoing relationships between Hollinger Inc. and the Company, Hollinger Inc., through its ability to control the outcome of any election of directors, will continue to be able to direct management policy, strategic direction and financial decisions of the Company. Hollinger Inc. is effectively controlled by Mr. Conrad M. Black, Chairman of the Board and Chief Executive Officer of Hollinger Inc. and the Company, through his direct and indirect ownership and control of Hollinger Inc.'s securities. Mr. Black has advised the Company that Hollinger Inc. does not presently intend to reduce its voting power in the Company's outstanding Common Stock to less than 50%. Furthermore, Mr. Black has advised the Company that he does not presently intend to reduce his voting control over Hollinger Inc. such that a third party would be able to exercise effective control over it.



  If the Pledgees were to effect a Foreclosure upon all of the Outstanding Pledged Shares (excluding the shares of Class B Common Stock), Hollinger Inc. would continue to own 17.7% of the combined equity interest and 68.3% of the combined voting power of the outstanding Common Stock of the Company (without giving effect to the issuance of shares of Class A Common Stock upon conversion of the Series A Preferred Stock or in connection with the PRIDES). As a result, Hollinger Inc. would continue to be able to control the outcome of any election of directors and to direct management policy, strategic direction and financial decisions of the Company. Also, a default by Ontario Limited under the Credit Agreement and a foreclosure upon only the Ontario Limited Shares in accordance with the Securities Pledge Agreement, the terms of the Ontario Limited Credit Agreement and applicable law is not expected to result in a change of control of the Company; provided, however, that CIBC may determine that such a default constitutes a default under the CIBC Facility, the Southam Facility and the related Ontario Limited Guarantees and N.B. Inc. Guarantees or Other Indebtedness, which in turn could result in a change of control of the Company.

  If the Company were to be in default under the Southam Facility, a default by N.B. Inc. under the N.B. Inc. Guarantees and a foreclosure upon only the N.B. Inc. Shares in accordance with the N.B. Inc. Pledge Agreements, the N.B. Inc. Guarantees and applicable law is not expected to result in a change of control of the Company; provided, however, that CIBC may determine, in its discretion, that a default under the Southam Facility and/or the N.B. Inc. Guarantees constitutes a default under the CIBC Facility, the Southam Facility and the related Ontario Limited Guarantee or Other Indebtedness, which in turn could result in a change of control of the Company.

  However, if the Company were to be in default under the Southam Facility, a default by Ontario Limited under the Ontario Limited Guarantees and a foreclosure upon the Class B Common Stock in accordance with the Ontario Limited Securities Agreements, the Ontario Limited Guarantees and applicable law could result in a change of control of the Company. Such a foreclosure would trigger the change of control event of default provisions contained in the instruments governing the terms of the principal indebtedness of the Company and its principal United States and foreign subsidiaries. See "Risk Factors--Substantial Leverage."

  A default by Hollinger Inc. under the CIBC Facility and a foreclosure upon the Outstanding Pledged Shares, the Class B Common Stock and the other securities of Company owned by Hollinger Inc. that are subject to the Hypothecation, in accordance with the Hypothecation, the terms of the CIBC Facility and applicable law could result in a change of control of the Company. Such a foreclosure would trigger the change of control event of default provisions contained in the instruments governing the terms of the principal indebtedness of the Company and its principal United States and foreign subsidiaries. See "Risk Factors--Substantial Leverage."

DIVIDEND POLICY


  The Company has paid quarterly dividends on its Common Stock since the third quarter of 1994. The quarterly dividend was previously $0.025 per share of Common Stock and was increased to $0.10 per share of Common Stock in the first quarter of 1996. As an international holding company, the Company's ability to declare and pay dividends in the future with respect to its Common Stock, its Series A Preferred Stock and the PRIDES will be dependent, among other factors, upon its results of operations, financial condition and cash requirements, the ability of its United States and foreign subsidiaries to pay dividends and make other payments to the Company under applicable law and subject to restrictions contained in existing and future loan agreements, the prior payment of dividends to holders of PRIDES and Series A Preferred Stock, the preference share terms and other financing obligations to third parties relating to such United States or foreign subsidiaries or the Company, as well as foreign and United States tax liabilities with respect to dividends and other payments from those entities. See "International Holding Company Structure," "Restrictions in Debt Agreements" and "Other Restrictive Agreements" above.

POTENTIAL CONFLICTS OF INTEREST

  The Company and Hollinger Inc. have entered into agreements for the purpose of defining their ongoing relationships, including a Services Agreement (to which Publishing is also a party) and a Business Opportunities Agreement. These agreements were developed in the context of a parent-subsidiary relationship and, therefore, were not the result of arms-length negotiations between independent parties.

  Services Agreement. The Services Agreement governs the provision by Hollinger Inc. of certain advisory, consultative, procurement and administrative services to the Company. The Services Agreement also contemplates that the Company may provide services to Hollinger Inc. The services to be provided pursuant to the Services Agreement include, among other things, strategic advice and planning and financial services (including advice and assistance with respect to acquisitions); assistance in operational matters; participation in group insurance programs; and guarantees of indebtedness of the Company or other forms of credit enhancements. The party receiving the services will reimburse the party rendering the services for its allocable costs in providing those services, as determined by the provider thereof or, in the case of a guarantee, for an amount equal to the cost to the party of obtaining a bank letter of credit in the amount of such guarantee. The party allocating its costs will consider the salaries or other compensation payable to directors, officers and employees actually providing services, out-of-pocket costs, the cost of obtaining substantially equivalent services from a third party and other factors as may be deemed appropriate. The Services Agreement will be in effect for so long as Hollinger Inc. holds at least 50% of the voting power of the Company, subject to termination by either party under certain specified circumstances. Payments made pursuant to the Services Agreement are subject to the review and approval of the Audit Committee of the Board of Directors of the Company.



  In addition, Hollinger Inc. and The Telegraph are parties to a separate services agreement under which The Telegraph bears two-thirds of the cost of the office of the Chairman incurred by Hollinger Inc. as long as Mr. Black remains Chairman of the Board of The Telegraph, and requires that other services will be provided at cost, including the arrangement of insurance, assistance in the arrangement of financing and assistance and advice on acquisitions, dispositions and joint venture arrangements. Hollinger Inc. has assigned its rights and obligations under The Telegraph services agreement to the Company and Publishing on May 9, 1996 with the consent of The Telegraph.

  Business Opportunities. The Business Opportunities Agreement provides that the Company will be Hollinger Inc.'s principal vehicle for engaging in and effecting acquisitions in newspaper businesses and in related media businesses in the United States, Israel and, through The Telegraph, the European Community, Australia and New Zealand (the "Telegraph Territory"). Hollinger Inc. has reserved to itself the ability to pursue newspaper and all media acquisition opportunities outside the United States, Israel and the Telegraph Territory, and media acquisition opportunities unrelated to the newspaper business in the United States, Israel and the Telegraph Territory, except that the Company is permitted to increase its indirect investment in Southam. The Business Opportunities Agreement does not restrict newspaper companies in which Hollinger Inc. has a minority investment from acquiring newspaper or media businesses in the United States, Israel or the Telegraph Territory, nor does it restrict subsidiaries of Hollinger Inc. from acquiring up to 20% interests in publicly held newspaper businesses in the United States. The Business Opportunities Agreement will be in effect for so long as Hollinger Inc. holds at least 50% of the voting power of the Company, subject to termination by either party under specified circumstances.

  Continuing Agreements Relating to the Reorganization. In connection with the Company's October 1995 Reorganization, Hollinger Inc. and the Company entered into the Share Exchange Agreement (the "Share Exchange Agreement"). Under the Share Exchange Agreement, Hollinger Inc. and the Company have agreed that if the Company proposes to effect a public offering of its equity or equity-linked securities for cash, or to issue equity-linked securities in any acquisition by the Company of the stock or assets of an unrelated corporation or entity, at any time during the 24 months following the closing date of such agreement, the Company's efforts to raise capital through such offering shall have priority over any proposal by Hollinger Inc. to effect a public offering or sale of the Company's equity securities by Hollinger Inc., unless a majority of the disinterested members of an Independent Committee of the Company's Board of Directors shall otherwise agree. For these purposes, an "Independent Committee" means a committee of the Company's Board the majority of the members of which are not employees or directors of Hollinger Inc. or employees of the Company, or another committee of the Company's Board whose membership satisfies any more restrictive requirements of independence of any securities exchange or market in which the Company's equity securities are traded or listed. If during such period Hollinger Inc. proposes to sell or otherwise dispose of any shares of

Series A Preferred Stock (other than certain transfers to Hollinger Inc. subsidiaries or affiliates and pledges) or to offer or sell publicly any shares of Class A Common Stock held by it or its affiliates, it shall first consult with the Independent Committee so as not to interfere with any planned capital market activities of the Company to be undertaken within this period.



  The Share Exchange Agreement includes a covenant by Hollinger Inc. to limit the exercise of its redemption rights as a holder of shares of Series A Preferred Stock to a number of shares proportionate to the number of HTH shares or Southam common shares that at the time of such exercise have been delivered to FDTH free and clear of encumbrances. The Company also agreed that so long as any of the HTH shares are subject to the pledge under the Southam-Linked Debentures, the Company will use reasonable commercial efforts not to take any action, without the consent of Hollinger Inc., which itself would constitute an event of default by Hollinger Inc. under the trust indenture relating to the Southam-Linked Documents. Hollinger Inc. has agreed to deliver to FDTH legal title to the HTH shares free and clear of pledges, liens or encumbrances other than certain permitted encumbrances.



  Under the agreement between the Company and Hollinger Inc. with respect to the DTH and FDTH Preference Shares (the "DTH/FDTH Preference Share Agreement"), the Company has agreed to compensate Hollinger Inc. for any payments made by Hollinger Inc. to holders of the DTH and FDTH Preference Shares and to purchase any DTH and FDTH Preference Shares which Hollinger Inc. is required to purchase in accordance with the terms thereof. The timing of any such payments by the Company to Hollinger Inc. will be determined by Hollinger Inc.

                                USE OF PROCEEDS

  None of the net proceeds from any sale of the Pledged Shares offered hereby will be available for use by the Company or otherwise for the Company's benefit.

                                   BACKGROUND

HOLLINGER INC.

  Hollinger Inc. owns the Outstanding Pledged Shares and all of the 14,990,000 outstanding shares of Class B Common Stock of the Company.

  The Company's Restated Certificate of Incorporation, as amended, provides that holders of Class B Common Stock are entitled to ten votes per share and holders of Class A Common Stock are entitled to one vote per share. The holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters on which stockholders may vote, except when class voting is required by applicable law or on a vote to issue or increase the authorized number of shares of Class B Common Stock. Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock and is automatically convertible into one share of Class A Common Stock upon the happening of certain events.
See "Background--Pledges."


  As a result, Hollinger Inc. owns approximately 57.4% of the combined equity interest in the Company and approximately 83.6% of the combined voting power of the outstanding Common Stock (without giving effect to the issuance of shares of Class A Common Stock upon conversion of the Series A Preferred Stock or in connection with the Company's 9 3/4% Preferred Redeemable Increased Dividend Equity Securities PRIDES(SM) ("PRIDES"), and 46.1% and 76.4%, respectively, upon the issuance of up to approximately 20,700,000 shares of Class A Common Stock in connection with the PRIDES (without giving effect to the issuance of shares of Class A Common Stock upon conversion of the Series A Preferred Stock)) and is in a position to control the outcome of substantially all actions requiring stockholder approval, including the election of the entire Board of Directors. In addition, Hollinger Inc. owns all outstanding shares of Series A Preferred Stock of the Company, which are convertible at any time into shares of Class A Common Stock at the initial conversion price of $14 per share. Based on the initial conversion price, 5,791,043 shares (the "Initial Conversion Shares") of Class A Common Stock would have been issuable upon the conversion of the Series A Preferred Stock as of October 13, 1995, the date on which the shares of Series A Preferred Stock were acquired pursuant to the Share Exchange Agreement (with each share of Series A Preferred Stock having a redemption price of Cdn.$146.625 and assuming an exchange rate of $1.00 per Cdn.$1.3374, as in effect on October 13, 1995). The number of shares of Class A Common Stock into which the Series A Preferred Stock may be converted will fluctuate from time to time based on changes in the conversion rate and/or the exchange rate.


  Hollinger Inc. is effectively controlled by Mr. Conrad M. Black, Chairman of the Board and Chief Executive Officer of Hollinger Inc. and the Company, through his direct and indirect ownership and control of Hollinger Inc.'s securities. Mr. Black has advised the Company that Hollinger Inc. does not presently intend to reduce its voting power in the Company's outstanding Common Stock to less than 50%. Furthermore, Mr. Black has advised the Company that he does not presently intend to reduce his voting control over Hollinger Inc. such that a third party would be able to exercise effective control over it.


  If the Pledgees were to effect a Foreclosure upon all of the Outstanding Pledged Shares, Hollinger Inc. would continue to own 17.7% of the combined equity interest and 68.3% of the combined voting power of the outstanding Common Stock of the Company (without giving effect to the issuance of shares of Class A Common Stock upon conversion of the Series A Preferred Stock or in connection with the PRIDES). As a result, Hollinger Inc. would continue to be able to control the outcome of any election of directors and to direct management policy, strategic direction and financial decisions of the Company after such a Foreclosure. However, if the Pledgees were to effect a Foreclosure upon all of the Class B Common Stock, a change of control of the Company could result, such that Hollinger Inc. would no longer be able to control the outcome of any election of directors nor to direct management policy, strategic direction and financial decisions of the Company after such a Foreclosure. Such a Foreclosure would trigger the change of control event of default provisions contained in the instruments governing the terms of the principal indebtedness of the Company and its principal United States and foreign subsidiaries.
See "Risk Factors--Substantial Leverage."


  In addition to being convertible at any time at the option of the holder into one share of Class A Common Stock, each share of Class B Common Stock is transferable by Hollinger Inc. to a subsidiary or an affiliate of

Hollinger Inc. In addition, each share of Class B Common Stock is automatically convertible into a share of Class A Common Stock at the time it is sold, transferred or otherwise disposed of by Hollinger Inc. or a subsequent permitted transferee to any third party (other than a subsidiary or an affiliate of Hollinger Inc. or such subsequent permitted transferee) unless such purchaser or transferee offers to purchase all shares of Class A Common Stock from the holders thereof for an amount per share equal to the amount per share received by the holder of the Class B Common Stock (a "Permitted Transaction").

  Accordingly, Hollinger Inc. may sell or transfer shares of Class B Common Stock, and thus potentially voting control of the Company, to an unaffiliated third person provided such purchaser or transferee offers to purchase all shares of Class A Common Stock from the holders thereof for an amount per share equal to the amount per share received by Hollinger Inc. for the Class B Common Stock.

PLEDGES

  Notwithstanding the restrictions on permitted transfers, any holder of Class B Common Stock may pledge his or its shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the transfer restrictions described above. In the event that shares of Class B Common Stock are so pledged, the pledged shares shall not be converted automatically into Class A Common Stock. However, if any such pledged shares become subject to any foreclosure, realization or other similar action of the pledgee, such shares shall be converted automatically into shares of Class A Common Stock unless they are sold in a Permitted Transaction.

  The Company's Restated Certificate of Incorporation, as amended, also provides that no sale, transfer or other disposition of the Series A Preferred Stock shall be valid unless made to a subsidiary or affiliate of Hollinger Inc. or unless the Company, by resolution adopted by its Board of Directors, shall first have consented to the proposed transfer and approved the proposed transferee (the "Series A Transfer Restriction"). Notwithstanding the foregoing sentence, any holder of Series A Preferred Stock may pledge such shares to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness or other obligations due to the pledgee, provided that such shares shall remain subject to, and upon foreclosure, realization or other similar action by the pledgee, shall be transferred only in accordance with, the Series A Transfer Restriction.

  Pursuant to the terms of the Hypothecation, Hollinger Inc. has pledged the Outstanding Pledged Shares, the Class B Common Stock and the Series A Preferred Stock (together, the "Pledged Securities") to CIBC as collateral security for the obligations of Hollinger Inc. and certain affiliated companies under the CIBC Facility. The CIBC Facility requires compliance by Hollinger Inc. with certain financial and other covenants and is subject to customary default and other provisions. A default by Hollinger Inc. under the CIBC Facility and a foreclosure upon the Pledged Securities in accordance with the Hypothecation, the terms of the CIBC Facility and applicable law could result in a change of control of the Company. Such a foreclosure would trigger the change of control event of default provisions contained in the instruments governing the terms of the principal indebtedness of the Company and its principal United States and foreign subsidiaries. See "Risk Factors--Substantial Leverage."


  In connection with the Hypothecation, Hollinger Inc. entered into the CIBC Letter Agreement, pursuant to which Hollinger Inc. has agreed that, in the event that Hollinger Inc. or the Company is in default under any present or future indebtedness and CIBC intends to effect foreclosure upon such securities or to exercise its power of sale rights under any applicable security documents, Hollinger Inc. will, at the written request of CIBC, use its reasonable best efforts to cause the Company to effect the registration under the Securities Act of all or part of the Outstanding Pledged Shares, the Class B Common Stock (including the Conversion Pledged Shares) and the shares of Class A Common Stock into which the Series A Preferred Stock is convertible (but not less than 5,000,000 shares of Class A Common Stock), unless certain exemptions from the registration provisions of the Securities Act are applicable to the transactions proposed by CIBC. Hollinger Inc. has further agreed to pay all registration expenses (including any underwriting discounts or commissions and reasonable fees and disbursements of counsel to the Pledgees) in connection with such a registration. Hollinger Inc.'s undertakings in the CIBC Letter Agreement are subject to Hollinger Inc.'s obligations under the Share Exchange Agreement (including those described above) and were modified by the Registration Rights Agreement. While the CIBC Letter Agreement by its terms does not require the Company to register the Conversion Pledged Shares at this time, pursuant to a subsequent agreement the Company, Hollinger Inc. and CIBC have agreed that the Company will register such shares at this time.

  On February 29, 1996 Hollinger Inc. transferred the Ontario Limited Shares and the Class B Common Stock, subject to the Hypothecation, to Ontario Limited. Pursuant to the terms of the Securities Pledge Agreement, Ontario Limited has pledged the Ontario Limited Shares as collateral security for its obligations under the Ontario Limited Credit Agreement. The obligations of Ontario Limited under the Ontario Limited Credit Agreement are guaranteed by Hollinger Inc. and certain of its Canadian subsidiaries. The Credit Agreement requires compliance by Hollinger and Ontario Limited with certain financial and other covenants and is subject to customary default and other provisions. A default by Ontario Limited under the Ontario Limited Credit Agreement and a foreclosure upon only the Ontario Limited Shares in accordance with the Securities Pledge Agreement, the Ontario Limited Credit Agreement and applicable law is not expected to result in a change of control of the Company; provided, however, that CIBC may determine, in its discretion, that a default under the Credit Agreement constitutes a default under the CIBC Facility, the Southam Facility and the related Ontario Limited Guarantees and N.B. Inc. Guarantees or Other Indebtedness, which in turn could result in a change of control of the Company.



  In connection with the Securities Pledge Agreement, Ontario Limited, Hollinger Inc. and the Lenders entered into the Registration Rights Agreement. The Registration Rights Agreement provides that Hollinger and Ontario Limited will use their reasonable best efforts to cause the Company to effect a "shelf registration" under the Securities Act of the Outstanding Pledged Shares (consisting of the 10,121,726 shares held directly by Hollinger Inc., the 7,539,028 shares held by Canada Limited and the 15,950,000 shares held by Ontario Limited) at the earliest possible date, but, in any case, not later than May 29, 1996. In connection with such registration, Hollinger Inc. agreed to pay all registration expenses ([other than] [including] any underwriting discounts or commissions [and reasonable fees and disbursements of counsel to the Pledgees]), and all other selling expenses incurred by the Lenders will be borne by Hollinger Inc. and the Company. In accordance with the Registration Rights Agreement, this Registration Statement is being used to register the Outstanding Pledged Shares pledged as collateral to both CIBC and the Lenders. The Registration Rights Agreement also provides that with respect to the Class B Common Stock and the Series A Preferred Stock the registration rights undertaking by Hollinger Inc. pursuant to the CIBC Letter Agreement shall remain in full force and effect.



SOUTHAM

  On May 24, 1996, Hollinger Inc.'s wholly owned Canadian subsidiary, Hollinger Eastern, purchased from a subsidiary of Power Corporation of Canada ("Power") the 16,349,743 common shares (the "Power Shares") of Southam held by Power representing approximately 21.5% of Southam's outstanding common shares, at a price of Cdn.$18.00 per share. This purchase increased the Company's and Hollinger Inc.'s combined holdings in Southam to approximately 41% of Southam's outstanding common shares, including 19.5% which is currently held indirectly by the Company. Subsequent to the acquisition of the Power Shares, on July 22, 1996, following a request by Hollinger Inc., Southam held a special shareholders meeting at which five new directors proposed by Hollinger Inc. were elected to replace five of the existing directors of Southam. On August 8, 1996 Hon. Conrad M. Black, Chairman of the Board and Chief Executive Officer of the Company, became Chairman and Chief Executive Officer of Southam, and F. David Radler, President and Chief Operating Officer of the Company, was appointed Deputy Chairman and Associate Chief Executive Officer of Southam. In addition, Daniel W. Colson, Deputy Chairman and Chief Executive of The Telegraph and Deputy Chairman of Fairfax, was appointed a Director of Southam. The Company believes that the reconstituted Board of Directors of Southam, together with announced changes involving its corporate and newspaper executives, has positioned Southam to implement steps designed to enhance operating performance through reduced costs and improved editorial quality, including the acquisition of additional Canadian newspapers and the disposition of non-newspaper assets. The Company subsequently acquired all of the outstanding non-voting common shares, one-half of the outstanding voting preference shares and Cdn. $30 million in non-voting preference shares of Hollinger Eastern. Hollinger Inc. holds the remaining one-half of the voting preference shares of Hollinger Eastern.



  On October 24, 1996, the Company announced an offer to Southam shareholders (the "Southam Offer") to purchase pro rata, through a wholly owned indirect subsidiary, 7,000,000 common shares of Southam at Cdn. $18.75 per share. The Company increased the per share offer price in the Southam Offer to Cdn. $20.00 on November 15, 1996. On November 28, 1996, the expiration date of the Southam offer, a total of approximately 22,443,600 common shares of Southam had been tendered pursuant to the Southam Offer and not withdrawn. Under the terms of the Southam offer, the Company is obligated to purchase at least 7,000,000 of the tendered Southam common shares on a pro rata basis but has the right at its option to purchase a number of the tendered Southam common shares that is greater than 7,000,000 but less than 8,500,000 shares on a pro rata basis. The Company is obligated under the Southam Offer to give notice to the depository of the number of tendered Southam common shares to be purchased not later than 10 days from the expiry of the Southam Offer on November 28, 1996 and to close the purchase of such Southam common shares as soon as possible thereafter, but in any event not later than three days after giving such notice. The Company intends to give notice to the depository of the exercise of the option to purchase 8,000,000 Southam common shares on a pro rata basis on December 8, 1996 and to close such purchase on December 11, 1996. As a result of the acquisition of 8,000,000 Southam common shares, the Company, Hollinger Inc. and their affiliates will hold 50.7% of the currently outstanding 77,132,069 common shares of Southam. When the completion of the Company's pending Southam Offer to acquire additional common shares of Southam results in the Company's and Hollinger Inc's ownership of more than 50% of the outstanding common shares of Southam, the Company intends to consolidate Southam's results of operations with the Company's for accounting purposes.



  The purchase of the Power Shares was financed through the Southam Facility in the amount of Cdn.$300 million between the Company and CIBC. The Southam Facility was syndicated equally between CIBC and The Bank of Nova Scotia on July 17, 1996. At September 30, 1996, the amount outstanding under the Southam Facility was approximately $155.9 million. The Southam Facility is guaranteed by Hollinger Inc. and matures on February 28, 1997 or earlier upon the occurrence of certain events, namely (i) one banking day prior to the maturity date of the Amended and Restated Credit Agreement dated May 30, 1996, as amended (the "Publishing Credit Facility") among Publishing and certain lenders, which is currently scheduled to mature on February 7, 1997; (ii) one banking day prior to the maturity date of the Credit Agreement dated May 30, 1996, as amended (the "First DT Credit Agreement") among FDTH and certain lenders, which is currently scheduled to mature on February 7, 1997; or (iii) the closing date of any equity issue, debt financing, public or private placement or high yield financing completed by the Company or any of its subsidiaries or by Hollinger Inc. or certain of its Canadian subsidiaries. All net proceeds of any financing referred to in (iii) above, must be applied as a permanent prepayment of the Southam Facility. Unless extended, the First DT Credit Agreement matures on February 7, 1997, under which $306.9 million is currently outstanding, and the Publishing Credit Facility also matures on February 7, 1997, under which $130.0 million is currently outstanding. The funds under the Southam Facility were advanced by the Company to Hollinger Eastern as an intercompany loan which was canceled in connection with the Company's acquisition of equity interests in Hollinger Eastern. The Hollinger Inc. guarantee of the Southam Facility is secured by among other things, a pledge of the Power Shares, the Canada Limited Shares and the 14,990,000 shares of Class B Common Stock held by Hollinger Inc. The CIBC Letter Agreement (as defined herein) and the Registration Rights Agreement (as defined herein) have been amended to reflect the pledges under the Southam Facility.






  In connection with the Southam Facility, pursuant to the terms of the N.B. Inc. Securities Pledge Agreements, N.B. Inc. has pledged the N.B. Inc. Shares as collateral security for its obligations to CIBC and The Bank of Nova Scotia under the N.B. Inc. Guarantees. If the Company were to be in default under the Southam Facility, a default by N.B. Inc. under the N.B. Inc. Guarantees and a foreclosure upon only the N.B. Inc. Shares in accordance with the N.B. Inc. Securities Pledge Agreements, the N.B. Inc. Guarantees and applicable law is not expected to result in a change of control of the Company; provided, however, that CIBC may determine, in its discretion, that a default under the Southam Facility and/or the N.B. Inc. Guarantees constitutes a default under the CIBC Facility or Other Indebtedness, which in turn could result in a change of control of the Company.


  In connection with the Southam Facility, pursuant to the terms of the Ontario Limited Securities Pledge Agreements, Ontario Limited has pledged the Class B Common Stock as collateral security for its obligations to CIBC and The Bank of Nova Scotia under the Ontario Limited Guarantees. If the Company were to be in default under the Southam Facility, a default by Ontario Limited under the Ontario Limited Guarantees and a foreclosure upon the Class B Common Stock in accordance with the Ontario Limited Securities Agreements, the Ontario Limited Guarantees and applicable law could result in a change of control of the Company. Such a foreclosure would trigger the change of control event of default provisions contained in the instruments governing the terms of the principal indebtedness of the Company and its principal United States and foreign subsidiaries. See "Risk Factors--Substantial Leverage."


  The CIBC Letter Agreement and the Registration Rights Agreement were amended on May 24, 1996 in connection with the Southam Facility. In addition to any changes to the CIBC Letter Agreement and the Registration Rights Agreement reflected above, the principal effects of the May 24, 1996 amendments were
(i) to make the Company and Canada Limited parties to the CIBC Letter Agreement and the Registration Rights Agreement, (ii) to provide that the registration undertakings set forth in the CIBC Letter Agreement apply to any default under any indebtedness of Hollinger Inc. or the Company to CIBC secured by a pledge of the Company's securities, including the Southam Facility and (iii) to reflect that the Canada Limited Shares and the 14,990,000 shares of Class B Common Stock held by Hollinger Inc. were pledged to CIBC in connection with guarantees of the Southam Facility. In addition, as of November 15, 1996, the Company, Hollinger Inc., Ontario Limited, N.B. Inc., CIBC, The Toronto-Dominion Bank and The Bank of Nova Scotia entered into a letter agreement to clarify and confirm certain rights and obligations of the parties thereto under the Registration Rights Agreement and the CIBC Letter Agreement.

  In addition to any present Pledges, Hollinger Inc. may pledge the Pledged Shares, subject to the Pledges and/or upon release from one or more of the Pledges, to secure Other Indebtedness to one or more of the Pledgees or to parties other than the Pledgees.

                              PLAN OF DISTRIBUTION


  In the event a Foreclosure occurs, Pledged Shares registered hereby may be sold from time to time by or for the account of the Pledgees, or their transferees, on one or more exchanges or otherwise; directly to purchasers in negotiated transactions; by or through brokers or dealers, in ordinary brokerage transactions or transactions in which the broker solicits purchasers; in block trades in which the broker or dealer will attempt to sell Pledged Shares as agent but may position and resell a portion of the block as principal; in transactions in which a broker or dealer purchases as principal for resale for its own account; through underwriters or agents; or in any combination of the foregoing methods. Pledged Shares may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Any brokers, dealers, underwriters or agents may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions from the Pledgees, or their transferees, and/or the purchasers of Pledged Shares. If required at the time that a particular offer of Pledged Shares is made, a supplement to this Prospectus will be delivered that describes any material arrangements for the distribution of Pledged Shares and the terms of the offering, including, without limitation, the names of any underwriters, brokers, dealers or agents and any discounts, commissions or concessions and other items constituting compensation. The Company may agree to indemnify any such brokers, dealers, underwriters, or agents against certain civil liabilities, including liabilities under the Securities Act.


  The Pledgees, or their transferees, and any brokers, dealers, underwriters or agents that participate with the Pledgees, or their transferees, in the distribution of Pledged Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, commissions or concessions received by any such brokers, dealers, underwriters or agents and any profit on the resale of the Pledged Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

  Hollinger Inc. has informed the Pledgees that the provisions of Rules 10b-6 and 10b-7 under the Exchange Act may apply to its sales of Pledged Shares and has furnished the Pledgees with a copy of these rules. Hollinger Inc. has advised the Pledgees of the requirement for delivery of a prospectus in connection with any sale of the Pledged Shares.

  Any Pledged Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. There is no assurance that the Pledgees, or their transferees, will sell any or all of the Pledged Shares. The Pledgees, or their transferees, may transfer, devise or gift such Pledged Shares by other means not described herein.


  Hollinger Inc. will pay all of the expenses, including, but not limited to, fees and expenses of compliance with state securities or "blue sky" laws, incident to the registration of the Pledged Shares, including any underwriting discounts and selling commissions and reasonable fees and disbursements of counsel to the Pledgees.


                                 LEGAL MATTERS

  Certain legal matters in connection with the Pledged Shares offered hereby will be passed upon for the Company by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania.

                                    EXPERTS


  The consolidated financial statements of Hollinger International Inc. and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, incorporated by reference herein from the Company's 1995 Form 10-K, have been included therein and incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants and upon the authority of said firm as experts in accounting and auditing.

=============================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE,SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                        _____________


                      TABLE OF CONTENTS

                                                            Page
                                                            ----
Available Information . . . . . . . . . . . . . . . . . . .    2
Incorporation of Certain Documents by Reference . . . . . .    2
The Company . . . . . . . . . . . . . . . . . . . . . . . .    3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . .    4
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . .   13
Background  . . . . . . . . . . . . . . . . . . . . . . . .   13
Plan of Distribution  . . . . . . . . . . . . . . . . . . .   16
Legal Matters   . . . . . . . . . . . . . . . . . . . . . .   16
Experts . . . . . . . . . . . . . . . . . . . . . . . . . .   16

=============================================================

                             48,600,754 SHARES

                         HOLLINGER INTERNATIONAL INC.

                             CLASS A COMMON STOCK


                                  ----------

                                  PROSPECTUS

                                  ----------



                                     [date]


=============================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The estimated expenses to be paid by Hollinger Inc., Ontario Limited, Canada Limited and/or the Company in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

         Securities and Exchange Commission Filing Fee  . . . . . . . . . . .               $188,792
         *Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . .                250,000
         *Printing Expenses . . . . . . . . . . . . . . . . . . . . . . . . .                115,000
         *Miscellaneous Expenses  . . . . . . . . . . . . . . . . . . . . . .                 26,208
                                                                                            --------

                                  Total                                                     $580,000


_______________________
         *Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Restated Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director's breach of the duty of care as a director, with certain limited exceptions.

         Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication or liability unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

         To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of the actions referred to therein, such person is entitled, pursuant to Section 145, to indemnification as described above.

         The Company's Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification to officers and directors of the Company to the fullest extent permitted by the Delaware General Corporation Law.

         The Company maintains a policy of liability insurance which insures its officers and directors against losses resulting from certain wrongful acts committed by them in their capacity as officers and directors of the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) Exhibits. The following exhibits are filed as part of this registration statement:


         EXHIBIT
         NUMBER                                   DESCRIPTION
         -------     --------------------------------------------------------------------------------
           5.01      Opinion of Kirkpatrick & Lockhart LLP

          23.01      Consent of Kirkpatrick & Lockhart LLP (included in Exhibit 5.01)

          23.02      Consent of KPMG Peat Marwick LLP

          24.01      Powers of Attorney (previously filed)

          99.01      Hypothecation of Specific Securities dated October 13, 1995 by Hollinger Inc.
                     in favor of the Canadian Imperial Bank of Commerce (previously filed)

          99.02      Letter Agreement dated October 13, 1995 between Hollinger Inc. and the
                     Canadian Imperial Bank of Commerce (previously filed)

          99.03      Securities Pledge Agreement dated February 29, 1996 by 1159670 Ontario Limited in favor of the Canadian Imperial Bank of Commerce, as agent for the Lenders, and the Canadian Imperial Bank of Commerce, The Toronto-Dominion Bank and The Bank
                     of Nova Scotia (previously filed)

          99.04      Registration Rights Agreement dated February 29, 1996 among Hollinger Inc.,
                     1159670 Ontario Limited and the Canadian Imperial Bank of Commerce, The
                     Toronto-Dominion Bank and The Bank of Nova Scotia (previously filed)

          99.05      Letter Agreement dated May 24, 1996 by Hollinger Inc., Hollinger International Inc.,
                     1159670 Ontario Limited, 3184081 Canada Limited and the Canadian Imperial Bank of
                     Commerce amending the Letter Agreement dated October 13, 1995 and the  Registration
                     Rights Agreement dated February 29, 1996

          99.06      Securities Pledge Agreement dated May 24, 1996 by 3184081 Canada Limited in favor of the Canadian Imperial Bank of Commerce

          99.07      Securities Pledge Agreement dated May 24, 1996 by 1159670 Ontario
                     Limited in favor of the Canadian Imperial Bank of Commerce

          99.08      Securities Pledge Agreement dated as of July 17, 1996 by 3184081 Canada
                     Limited in favor of the Canadian Imperial Bank of Commerce, as agent for the Canadian Imperial Bank of Commerce and The Bank of Nova Scotia

          99.09      Securities Pledge Agreement dated as of July 17, 1996 by 1159670 Ontario
                     Limited in favor of the Canadian Imperial Bank of Commerce, as agent for the Canadian Imperial Bank of Commerce and The Bank of Nova Scotia

          99.10      Securities Pledge Agreement dated as of November 15, 1996 by 503264 N.B.
                     Inc. in favor of the Canadian Imperial Bank of Commerce, as agent for the Canadian Imperial Bank of Commerce and The Bank of Nova Scotia

          99.11      Letter Agreement dated as of November 15, 1996 among Hollinger Inc., Hollinger
                     International Inc., 1159670 Ontario Limited, 503264 N.B. Inc., the
                     Canadian Imperial Bank of Commerce, The Toronto-Dominion Bank and The
                     Bank of Nova Scotia


ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 29, 1996.


                                        HOLLINGER INTERNATIONAL INC.

                                        By: /s/ CONRAD M. BLACK
                                            --------------------------
                                            Conrad M. Black,
                                            Chairman of the Board
                                              and Chief Executive Officer




   Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                                     TITLE                             DATE
             ---------                                     -----                             ----
        /s/ CONRAD M. BLACK              Chairman of the Board, Chief Executive          November 29, 1996
-----------------------------------      Officer and Director (Principal
          Conrad M. Black                Executive Officer)


                 *                       President, Chief Operating Officer and          November 29, 1996
-----------------------------------      Director
          F. David Radler


         /s/ J. A. BOULTBEE              Vice President and Chief Financial Officer      November 29, 1996
-----------------------------------      (Principal Financial Officer)
           J. A. Boultbee


      /s/ FREDERICK A. CREASEY           Group Corporate Controller (Principal           November 29, 1996
-----------------------------------      Accounting Officer)
        Frederick A. Creasey


                 *                       Director                                        November 29, 1996
-----------------------------------
        Barbara Amiel Black


                 *                       Director                                        November 29, 1996
-----------------------------------
         Dwayne O. Andreas


                 *                       Director                                        November 29, 1996
-----------------------------------
            Richard Burt


                                         Director                                                   , 1996
-----------------------------------
        Raymond G. Chambers


                  *                      Director                                        November 29, 1996
-----------------------------------
          Daniel W. Colson

             SIGNATURE                                     TITLE                             DATE
             ---------                                     -----                             ----
                 *
-----------------------------------      Director                                        November 29, 1996
         Henry A. Kissinger


-----------------------------------      Director                                                   , 1996
         Marie-Josee Kravis


                 *
-----------------------------------      Director                                        November 29, 1966
           Shmuel Meitar


-----------------------------------      Director                                                   , 1966
          Richard N. Perle


                 *
-----------------------------------      Director                                        November 29, 1996
         Robert S. Strauss


                 *
-----------------------------------      Director                                        November 29, 1966
           Alfred Taubman


                 *
-----------------------------------      Director                                        November 29, 1966
         James R. Thompson


                 *
-----------------------------------      Director                                        November 29, 1966
          Lord Weidenfeld


                 *
-----------------------------------      Director                                        November 29, 1996
          Leslie H. Wexner


*By:     /s/ KENNETH L. SEROTA
      -----------------------------
         Kenneth L. Serota,
         Attorney-in-fact, pursuant to
         power of attorney previously
         filed as part of this
         Registration Statement.

                                 EXHIBIT INDEX


EXHIBIT                                                                       SEQUENTIAL PAGE
 NUMBER                              DESCRIPTION                                   NUMBER
-------       -----------------------------------------------------------     ---------------
   5.01       Opinion of Kirkpatrick & Lockhart LLP

  23.01       Consent of Kirkpatrick & Lockhart LLP (included in
              Exhibit 5.01)

  23.02       Consent of KPMG Peat Marwick LLP

  24.01       Powers of Attorney (previously filed)

  99.01       Hypothecation of Specific Securities dated October 13,
              1995 by Hollinger Inc. in favor of the Canadian Imperial
              Bank of Commerce (previously filed)

  99.02       Letter Agreement dated October 13, 1995 between Hollinger
              Inc. and the Canadian Imperial Bank of Commerce (previously filed)

  99.03       Securities Pledge Agreement dated February 29, 1996 by
              1159670 Ontario Limited in favor of the Canadian Imperial
              Bank of Commerce, as agent for the Lenders, and the Canadian
              Imperial Bank of Commerce, The Toronto-Dominion Bank and
              The Bank of Nova Scotia (previously filed)

  99.04 Registration Rights Agreement dated February 29, 1996 among Hollinger Inc., 1159670 Ontario Limited and the
              Canadian Imperial Bank of Commerce, The Toronto-Dominion
              Bank and The Bank of Nova Scotia (previously filed)

  99.05       Letter Agreement dated May 24, 1996 by Hollinger Inc.,
              Hollinger International Inc., 1159670 Ontario Limited,
              3184081 Canada Limited, and the Canadian Imperial Bank of
              Commerce amending the Letter Agreement dated October 13, 1995 and the Registration Rights Agreement dated February 29, 1996

  99.06       Securities Pledge Agreement dated May 24, 1996 by 3184081
              Canada Limited in favor of the Canadian Imperial Bank of Commerce

  99.07       Securities Pledge Agreement dated May 24, 1996 by 1159670 Ontario
              Limited in favor of the Canadian Imperial Bank of Commerce

  99.08       Securities Pledge Agreement dated as of July 17, 1996 by 3184081 Canada
              Limited in favor of the Canadian Imperial Bank of Commerce, as agent for the Canadian Imperial Bank of Commerce and The Bank of
              Nova Scotia

  99.09       Securities Pledge Agreement dated as of July 17, 1996 by 1159670 Ontario
              Limited in favor of the Canadian Imperial Bank of Commerce, as agent for the Canadian Imperial Bank of Commerce and The Bank of
              Nova Scotia

  99.10       Securities Pledge Agreement dated as of November 15, 1996 by 503264 N.B.
              Inc. in favor of the Canadian Imperial Bank of Commerce, as agent for the Canadian Imperial Bank of Commerce and The Bank of Nova Scotia

  99.11       Letter Agreement dated as of November 15, 1996 among Hollinger Inc., Hollinger
              International Inc., 1159670 Ontario Limited, 503264 N.B. Inc., the
              Canadian Imperial Bank of Commerce, The Toronto-Dominion Bank and The
              Bank of Nova Scotia

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